Exhibit 2

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of March 5, 2004 (this “Agreement”), among BHAC Capital IV, L.L.C., a Delaware limited liability company (“Parent”), H. Wayne Huizenga (“Stockholder”) and Huizenga Investments Limited Partnership (“Record Holder”).

     WHEREAS, concurrently herewith, Parent, BHAC Acquisition IV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Extended Stay America, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive the Merger Consideration;

     WHEREAS, Stockholder beneficially owns 9,179,910 Shares (the “Owned Shares”), the Owned Shares, including any Shares acquired by Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the “Covered Shares”;

     WHEREAS, in order to induce Parent to enter into the Merger Agreement and proceed with the Merger, Parent, Stockholder and Record Holder are entering into this Agreement; and

     WHEREAS, Stockholder and Record Holder acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder and Record Holder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder and Record Holder did not enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Stockholder and Record Holder hereby agree as follows:

     1. Agreement to Vote.

     (a) Prior to any termination of this Agreement, subject to Section 7 hereof, Stockholder hereby agrees that it shall, and shall cause the Record Holder and any other holder of record of any Covered Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the Merger and any other matters necessary for consummation of the Transactions and (iii) vote (or cause to be voted) all Covered Shares against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger) and (B) any other action that could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, any transactions contemplated by this Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement.

     (b) EACH OF STOCKHOLDER AND RECORD HOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF EXECUTIVE OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. EACH OF STOCKHOLDER AND RECORD HOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY EACH OF STOCKHOLDER OR RECORD HOLDER WITH RESPECT TO THE COVERED SHARES.

     (c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent the right to vote any Covered Shares in connection with the election of directors.

     2. No Inconsistent Agreements. Each of Stockholder and Record Holder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

     3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to Stockholder and Record Holder, such date shall be referred to herein as the “Termination Date”.

     4. Representations and Warranties.

     (a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder and Record Holder as follows:

     (i) Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

     (ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder and Record Holder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

     (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

     (b) Representations and Warranties of Stockholder and Record Holder. Stockholder and Record Holder hereby, jointly and severally, represent and warrant to Parent as follows:

     (i) Ownership of Securities. Stockholder and Record Holder are the only beneficial owners of the Covered Shares and Record Holder is the sole record holder of the Covered Shares, free and clear of Liens (other than customary bank pledges) and Stockholder and Record Holder have sole voting power and sole power of disposition with respect to all Covered Shares, with no restrictions, subject to applicable federal securities laws on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, Stockholder does not own beneficially or of record any equity securities of the Company other than the Covered Shares and 2,836,518 Shares issuable upon the exercise of stock options, including 2,154,500 Shares issuable upon the exercise of currently exercisable stock options (collectively, the “Options”) and Record Holder does not own beneficially or of record any equity securities of the Company other than the Covered Shares. Stockholder is the sole record and beneficial owner of all partnership interests of Record Holder, free and clear of all Liens. Neither Stockholder nor Record Holder has appointed or granted any proxy which is still in effect with respect to the Covered Shares.

     (ii) Existence, Power; Binding Agreement. Record Holder is a limited partnership duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Stockholder and Record Holder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder and Record Holder, enforceable against each of Stockholder and Record Holder in accordance with its terms. If Stockholder is married, and the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable in accordance with its terms.

     (iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of either Stockholder or Record Holder for the execution and delivery of this Agreement by either Stockholder or Record Holder and the consummation by either Stockholder or Record Holder of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by Stockholder and Record Holder or the consummation by Stockholder or Record Holder of the transactions contemplated hereby or compliance by Stockholder or Record Holder with any of the provisions hereof shall not (1) in case of Record Holder violate, any provision of its limited partnership agreement or similar organizational documents, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Stockholder or Record Holder pursuant to, any Contract to which Stockholder or Record Holder is a party or by which Stockholder or Record Holder or any property or asset of Stockholder or record Holder is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to each of Stockholder and Record Holder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder or Record Holder to perform its obligations hereunder.

     (iv) Accredited Investor. Each of Stockholder and Record Holder is an “accredited investor” (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

     5. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, Stockholder and Record Holder hereby covenants and agrees as follows:

     (a) No Solicitation. Prior to any termination of this Agreement, subject to Section 7 hereof (with respect to Stockholder), each of Stockholder and Record Holder agrees that neither it nor any of its Representatives shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. If Stockholder or Record Holder receives a bona fide inquiry or proposal with respect to the sale of Shares, then Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Stockholder and Record Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

     (b) Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 8 hereof, each of Stockholder and Record Holder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares or Options, (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Stockholder or Record Holder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder or Record Holder from performing its obligations under this Agreement.

     (c) Each of Stockholder and Record Holder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by Stockholder or Record Holder, if any, after the date hereof (including, upon exercise of Options).

     6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

     7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Covered Shares, (b) nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as a director of the Company and in compliance with Section 6.04 of the Merger Agreement and (c) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as a director of the Company and in compliance with Section 6.04 of the Merger Agreement.

     8. Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, Stockholder may transfer any or all of the Covered Shares, in accordance with provisions of applicable Law, to Stockholder’s spouse, ancestors, descendants or any trust (controlled by Stockholder) for any of their benefit or to a charitable trust (controlled by Stockholder), or up to 500,000 Covered Shares to a charitable foundation (which transfer shall not be subject to the following proviso); provided, however, that, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

     9. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

     10. Amendment. This Agreement may be amended by the parties hereto; provided, however, that after the adoption of this Agreement and the Transactions by the stockholders of the Company no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     11. Non-survival of Representations and Warranties. The respective representations and warranties of Stockholder, Record Holder and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

     12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

     if to Parent:

c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, NY 10154
Facsimile No.: (212) 583-5573
Attention: Jonathan D. Gray

     and

c/o Blackstone Capital Partners IV L.P.
345 Park Avenue
New York, NY 10154
Facsimile No.: (212) 583-5717
Attention: Michael S. Chae

     with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile No: (212) 455-2502
Attention: Brian M. Stadler

     if to Stockholder and Record Holder:

H. Wayne Huizenga
Huizenga Holdings Inc.
450 E. Las Olas Blvd., Suite 1500
Fort Lauderdale, FL 33301
Facsimile: (954) 627-5076

     with a copy to:

Richard L. Handley
Huizenga Holdings Inc.
450 E. Las Olas Blvd., Suite 1500
Fort Lauderdale, FL 33301
Facsimile: (954) 627-5036

     13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     14. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. §2708 shall apply to this Agreement.

     17. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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     IN WITNESS WHEREOF, Parent, Stockholder and Record Holder have caused to be executed or executed this Agreement as of the date first written above.

BHAC CAPITAL IV, L.L.C.

/s/ Jonathan D. Gray

Name: Jonathan D. Gray Title: Chairman

STOCKHOLDER

/s/ H. Wayne Huizenga

Name: H. Wayne Huizenga

RECORD HOLDER

HUIZENGA INVESTMENTS LIMITED PARTNERSHIP

By: Huizenga Investments, Inc. its general partner

/s/ Cris V. Branden

Name: Cris V. Branden Title: Vice President